TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                               AND SUBSIDIARIES

                                  EXHIBIT 11


                 COMPUTATION OF EARNINGS PER COMMON SHARE



                                                 Three Months Ended
                                                      January 31,
                                              2 0 0 3          2 0 0 2
                                              -------          -------

Basic and diluted earnings:
  Net loss                                 $ (296,450)       $ (496,509)

Shares:
  Weighted common shares outstanding        2,594,453         2,565,606
                                           ----------        ----------

Total weighted shares outstanding           2,594,453         2,565,606
                                           ----------        ----------

Basic and diluted loss per common share    $     (.11)       $     (.19)
                                           ==========        ==========










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